Exhibit 2.3
PURCHASE AGREEMENT
     This Purchase Agreement (the “Agreement”) is entered into as of February 17, 2010, among Ignacio Levy García and José de Jesús Levy García (each a “Seller” and collectively the “Sellers”), Inmobiliaria Chapalita, S.A. de C.V. (“Inmobiliaria”), Pharmacos Exakta, S.A. de C.V., a company formed under the laws of Mexico (the “Company”), OPKO Health, Inc., a company formed under the laws of Delaware (“OPKO”), OPKO Health Mexicana S. de R.L. de C.V. (“Buyer”) and OPKO Manufacturing Facilities S. de R.L. de C.V. (“OMF”).
Preliminary Statements
     A. Sellers collectively own all of the issued and outstanding shares of capital stock of the Company, and desire to sell to Buyer, and Buyer desires to purchase, on the terms and subject to the conditions set forth in this Agreement, all of such shares except for one of those shares which will be acquired by OMF.
     B. On the Closing Date, OMF shall enter into a Land Purchase Agreement in the form attached hereto as Exhibit A with Inmobiliaria, an Affiliate of the Company, pursuant to which it is acquiring certain real estate including the building thereof (the “Plant”) used by the Company in the operation of the Business (the “Land Purchase Agreement”).
     C. On the Closing Date the Company shall terminate with Ignacio Levy García certain lease agreements, and Ignacio Levy García shall enter into new Lease Agreements in the form attached hereto as Exhibit B for the lease of (with an option to acquire) certain real properties used by the Company in the operation of the Business (the “Lease”).
Agreement
     In consideration of the preliminary statements and the respective mutual covenants, representations and warranties contained in this Agreement, the parties agree as set forth below.
ARTICLE 1
DEFINITIONS
     In addition to terms defined elsewhere in this Agreement, the following terms when used in this Agreement shall have the meanings indicated below:
     “Affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

     “Agreement” means this Agreement together with all exhibits and schedules referred to herein.
     “Average Closing Sales Price” means $1.75, the average closing sales price of a share of OPKO Health Common Stock, as published in The Wall Street Journal, for the ten (10) trading day period ending at the close of trading on February 12, 2010.
     “Closing Date” means February 17, 2009 or such other closing date as may be mutually agreed to among the parties in writing.
     “Closing Financial Statements” means the unaudited closing statement of operations and statement of cash flows from January 1, 2010 through February 5, 2010 and the balance sheet as of February 5, 2010 of the Company provided by the Sellers to the Buyer in accordance with Section 4.9.
     “Company Capital Stock” means the capital stock of the Company as described in Section 4.7.
     “Company Products” means all those products identified in Exhibit C.
     “Contracts” means all contracts, agreements, covenants, commitments and other instruments of any kind, to which the Company is a party or to which the assets or properties of the Company are bound.
     “Environmental Laws” means any applicable statute, law, ordinance, regulation, rule, code or order and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.
     “Escrow” means all the Escrow Shares deposited with the Escrow Agent under the Escrow Agreement.
     “Escrow Agreement” means the escrow agreement to be entered into as of the Closing Date among the Sellers, Buyer, OPKO and the escrow agent, in the form attached hereto as Exhibit D.
     “Hazardous Materials” means (a) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated byphenyls or (b) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Laws.
     “Intellectual Property” means any or all of the following owned, used, controlled by or residing in the Company prior to the Closing Date: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof; (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including “Exakta”), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (c) all copyrightable works, all copyrights in both published and unpublished works, and all applications, registrations, and renewals in connection therewith; (d) all Know-How; (e) all computer programs and software (including data and source and object codes and related documentation); (f) all other property rights and all licenses and sublicenses granted by or to the Company that relate to any of the foregoing; and (g) all copies and tangible embodiments thereof (in whatever form or medium).

     “Know-How” means all trade secrets and confidential business information (including, without limitation, databases, ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, plans, drawings, specifications, blueprints, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals).
     “Knowledge” means, with respect to any representation or warranty or other statement in this Agreement qualified by knowledge, the actual knowledge, information or belief of any party as to the matters that are the subject of such representation, warranty or other statement, or any knowledge, information, or belief that such party should have after a due and diligent investigation. Where reference is made to the knowledge of any party, such reference shall be deemed to include the directors, officers and managerial employees of such party, as well as each of the Sellers in the case of the Sellers and the Company, all of whom shall be deemed to have conducted the investigation required by this definition. Any knowledge of any Seller shall be imputed to all the Sellers.
     “Law” means any applicable law, statute, ordinance, rule, regulation, order, writ, judgment or decree.
     “Liabilities” means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due).
     “Liens” means any liens, claims, charges, rights, pledges, security interests, mortgages, options, title defects or other encumbrances, restrictions or limitations of any nature whatsoever.
     “Material Adverse Effect” means any change in or effect on the business of the Company that is, or could reasonably be expected to be, materially adverse to the business, assets (including intangible assets), liabilities (contingent or otherwise), condition (financial or otherwise), or results of operations of the Company.
     “Net Working Capital” shall mean (i) the current Assets of the Corporation (including without limitation, cash, cash equivalents, Accounts Receivable, Inventory and prepaid expenses), plus (ii) the expenses incurred by Sellers or the Company in preparing the financial information in accordance with US GAAP less (ii) the current Liabilities of the Corporation (including without limitation accrued bonuses, severance, transaction costs, Occupancy Costs, and accrued but unpaid interest and Taxes), as shown on the Closing Financial Statements, and deferred Tax of cumulative inventory (“Inventario acumulable”) calculated in accordance with Mexican GAAP consistent with past practices, and delivered in accordance with US GAAP.
     “OPKO Common Stock” means the common stock of OPKO, par value US$.01 per share.

     “Organizational Documents” means any and all documents pursuant to which an entity is organized and/or operates under the applicable laws of its jurisdiction.
     “Person” means any natural person, corporation, unincorporated organization, partnership, association, joint stock company, joint venture, trust or government, or any agency or political subdivision of any government, or any other entity.
     “Product Data” means all toxicology, pre-clinical, clinical, and manufacturing information and data, and all submissions and correspondence with or to any governmental or regulatory authority regarding any Product, all as any of the above may be in the Company or any Seller’s possession or control.
     “Product Inventory” all inventory owned as of the Closing Date by the Company (including sample inventory) thereof of finished Product or works in progress or materials used in the manufacture of finished Product, whether held at a location or facility of the Company (or of any other Person on behalf of the Company) or in transit to or from the Company.
     “Regulatory Approvals” means the new drug applications and new drug submissions for the Products and all amendments and supplements thereto, whether through an abbreviated procedure or through a new molecule procedure, or otherwise.
     “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Subsidiary” of any Person means any Person, whether or not capitalized, in which such Person owns, directly or indirectly, an equity interest of 50% or more, or any Person which may be controlled, directly or indirectly, by such Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Tax(es)” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, all gross receipts, ad valorem, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, assets, minimum income, environmental, customs duties, fees, real property, personal property, capital stock, social security obligations or contributions, unemployment, disability, payroll, license, employee or other withholding, or other tax or governmental charge, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, or credit or reimbursement in respect of the foregoing; the foregoing shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any affiliated group (or being included, or required to be included, in any tax return relating thereto).
     “Transaction Documents” means this Agreement and all other documents to be executed and delivered by either party pursuant to or in connection with this Agreement and consummation of the transactions contemplated hereby, including without limitation, the Lease, the Land Purchase Agreement, and the Escrow Agreement.
     “US$” means currency of the United States of America.
     “US GAAP” means accounting principles generally accepted in the United States of America.

ARTICLE 2
PURCHASE OF SECURITIES AND OF REAL ESTATE; CONSIDERATION
     2.1 Securities and Real Estate to be Purchased; Closing.
          (a) Subject to the terms and conditions set forth herein, on the Closing Date, (i) each of the Sellers shall sell to Buyer, and Buyer shall purchase from each of the Sellers, all of such Seller’s right, title and interest in and to the Company Capital Stock, indicated next to such Seller’s name on Schedule 2.1, except for one of the shares which will be acquired by OMF, which shall represent all of the issued and outstanding Company Capital Stock as of the Closing Date, and (ii) Inmobiliaria shall sell to OMF and OMF shall purchase from Inmobiliaria all of Inmobiliaria’s right, title and interests in the Plant. To give effect to such sale, each of the Sellers hereby waives any preemption rights it may have in relation to any of the Company Capital Stock.
          (b) Subject to the terms and conditions of this Agreement, the sale and purchase of the Company Capital Stock and of the Plant contemplated hereby and the transfers and deliveries to be made pursuant to this Agreement shall take place at a closing at the offices of Buyer at 4400 Biscayne Boulevard, Miami, Florida (the “Closing”) at 12:00 p.m. local time, on the Closing Date, or at such other place as may be agreed to by the parties in writing. All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.
          (c) At the Closing, the Sellers shall deliver or cause to be delivered to Buyer (i) all of the certificates representing the Company Capital Stock indicated next to such Seller’s name on Schedule 2.1, sufficient to convey to Buyer good title to the Company Capital Stock, free and clear of any and all claims or Liens of any nature whatsoever and together with all accrued benefits and rights attaching thereto, (ii) the effective written resignations of each of the directors and officers of the Company, as may be requested by Buyer, (iii) a public deed issued by a Mexican Public notary transferring all rights, title and interests in the Plant free and clear of any and all claims or Liens of any nature whatsoever, and (iv) such other documents as may be specified, or required by Buyer to satisfy the conditions set forth, in Section 8.1.
     2.2 Consideration.
          (a) In consideration of the sale, assignment, transfer and delivery of the Company Capital Stock by Sellers to Buyer and of the Plant by Inmobiliaria to OMF, at the Closing, OPKO shall pay (i) to Inmobiliaria (on behalf of and as per instructions of OMF), an amount of Nine Hundred and Fifty Thousand United States Dollars (US$950,000.00) and (ii) to Sellers (on behalf of and as per instructions of Buyer) an amount of Three Million and Fifty Thousand United States Dollars (US$3,050,000.00), in the manner described in (i), (ii), (iii), (iv), (v) and (b) below (as may be adjusted in accordance with Section 2.3(a). OPKO on behalf of Buyer shall, however, withhold twenty percent of the consideration for the sale of the capital Stock of the Company in compliance with Mexican Laws, and Sellers shall deliver to Buyer a duly filed certification by a Certified Public Accountant that complies with Mexican Law as to the calculation of the Taxes payable by Sellers derived from the sale the capital stock of the Company. At Closing and subject to any such amounts which must be withheld, OPKO on behalf of Buyer shall pay the following amounts at Closing:

               (i) Nine Hundred and Fifty Thousand United States Dollars (US$950,000,000) payable to Inmobiliaria in immediately available funds to an account designated by Inmobiliaria;
               (ii) Three Hundred Thousand United States Dollars (US$300,000) payable to Sellers in immediately available funds to an account designated by Sellers;
               (iii) Fifty Thousand United States Dollars (US $50,000) payable to Sellers and delivered to the Escrow Agent to secure Seller’s obligations under Section 5.5 (the “Betalactamic Cleanup Escrow”); (such amount together with the amount payable pursuant to subsections (i) and (ii) above hereinafter referred to as the “Cash Consideration”);
               (iv) Two Million Four Hundred Thousand U.S Dollars (US$2,400,000), payable in shares of OPKO Common Stock to Sellers as follows: (A) delivery to the Escrow Agent of that number of shares having an aggregate value of Eight Hundred Thousand United States Dollars (US$800,000), and calculated by dividing such amount by the Average Closing Sales Price (the “Escrow Shares”), and (B) delivery to the Sellers, in proportion to their percent ownership of the Company as set forth in Schedule 2.1, that number of shares having an aggregate value of One Million Six Hundred Thousand United States Dollars (US$1,600,000), and calculated by dividing such amount by the Average Closing Sales Price (the “Closing Shares”). The Closing Shares and the Escrow Shares are collectively referred to herein as the “Stock Consideration.
               (v) Buyer shall hold back Three Hundred Thousand U.S. Dollars ($300,000) of the Purchase Price in immediately available funds to offset any Working Capital Deficiency in accordance with Section 2.3 (the “Working Capital Holdback”).
          (b) For a period of two years from Closing (the “Lock-Up Period”), the Sellers will not be entitled to sell, transfer or otherwise dispose of the Closing Shares except as otherwise provided in Section 5.4(b).
     2.3 Purchase Price Adjustment; Dispute.
          (a) If on the Closing Date, the Estimated Net Working Capital (as defined in Section 4.9) is less than the Agreed Net Working Capital (as defined in Section 4.27), the Cash Consideration to be paid to Sellers at Closing pursuant to Section 2.2 shall be adjusted downward dollar-for-dollar by the amount of the deficiency (the “Closing Adjustment”). Within sixty (60) days after the Closing Date, or as soon thereafter as is reasonably practicable after using commercially reasonable efforts, Buyer will prepare and deliver to Sellers (i) a closing balance sheet (the “Closing Date Balance Sheet”) of the Company, as of the Closing Date, in accordance with US GAAP and (ii) a calculation (the “Working Capital Calculation”) of the Working Capital of the Company as of the Closing Date (the “Closing Date Working Capital”). Within fifteen (15) days of receipt from Buyer of the Working Capital Calculation, Sellers shall notify Buyer in writing in accordance with Section 2.3(b) if they disagree with the accuracy of Buyer’s proposed Working

Capital Calculation. Failure of Sellers to dispute the Working Capital Calculation in writing within such fifteen-day period shall result in a final determination of the Closing Date Working Capital as specified by Buyer. If the Closing Date Working Capital as set forth in Buyer’s Working Capital Calculation or, if disputed, as finally determined pursuant to Section 2.3(b), is less than the Estimated Net Working Capital (the “Working Capital Deficiency”), the aggregate purchase price shall be adjusted downward dollar-for-dollar in the amount of the sum of the Working Capital Deficiency, provided that the Working Capital Deficiency exceeds US $10,000. Upon such determination, Buyer shall reduce from the Working Capital Holdback the amount of the Working Capital Deficiency, and deliver to Sellers any remaining balance from the Working Capital Holdback. In the event the Working Capital Holdback is less than the Working Capital Deficiency, the Sellers shall immediately pay Buyer, by wire transfer of immediately available funds (in United States Dollars), an amount equal to the difference between the Working Capital Holdback and the Working Capital Deficiency. In the event that the Working Capital Holdback is less than the Working Capital Deficiency and Sellers fail to pay Buyer the difference between the Working Capital Holdback within (5) days of a final determination of Working Capital Deficiency as provided in Section 2.3(a) the Escrow Agent shall release sufficient Escrow Shares that shall represent such amount in accordance with Section 6.4(d). If the Closing Date Working Capital (as finally determined) is greater than the Estimated Net Working Capital (the “Working Capital Surplus”), the aggregate purchase price shall be adjusted upward dollar-for-dollar in an amount equal to the Working Capital Surplus, provided that such Working Capital Surplus exceeds US$10,000, and shall be paid to Sellers by wire transfer of immediately available funds (in United States Dollars).
          (b) If Sellers dispute the Closing Date Balance Sheet or the Closing Date Working Capital as set forth in Buyer’s Working Capital Calculation, then, within the fifteen (15) day period referred to in paragraph (a) above, Sellers shall give Buyer a detailed written statement identifying all disputed items (collectively, the “Disputed Amounts”). Buyer and Sellers shall use reasonable efforts to resolve any such dispute. If Buyer and Sellers are unable to finally resolve such dispute within ten (10) days after Buyer’s receipt of Seller’s statement of Disputed Amounts, then the dispute shall be resolved by an independent registered public accounting firm that is reasonably acceptable to Buyer and Sellers (the “Independent Accounting Firm”) considering recent past, current and anticipated future engagements. Buyer and Sellers shall retain the Independent Accounting Firm within ten (10) days of the end of the ten (10) day period for Buyer and Sellers to resolve their dispute. The determination of the Independent Accounting Firm shall be made as promptly as practicable and shall be final and binding on Buyer and Sellers. The fees and expenses of the Independent Accounting Firm shall be allocated between Buyer and Sellers so that Sellers’ aggregate share of such fees and expenses bears the same proportion to the total amount of such fees and expenses as the Disputed Amounts unsuccessfully contested by Seller(s) bears to the total of the Disputed Amounts submitted to the Independent Accounting Firm.
     2.4 Escrow.
          (a) The Betalactamics Cleanup Escrow shall exist solely for the purpose of securing Sellers’ obligations under Section 5.5 of this Agreement. Upon the earlier of completion of the sanitary cleanup by Buyer or nine (9) months from the date of Closing, Buyer and Sellers shall instruct the Escrow Agent to remit the difference (if any) to Sellers between the amount of the Betalactamics Cleanup Escrow and the expenses actually and reasonably incurred by Buyer in conducting the sanitary clean-up activities.

          (b) The Escrow Shares shall provide security of Sellers’ payment to Buyer of all amounts due as a result of (i) the indemnification obligations in ARTICLE 6 of this Agreement, (ii) any purchase price adjustments pursuant to Section 2.3 of this Agreement, including without limitation monies due to Buyer due to a Working Capital Deficiency that are not satisfied from the Working Capital Holdback, (iii) betalactamic clean-up expenses that exceed the Betalactamics Cleanup Escrow amount, and (iv) any other claims or costs or expenses arising under this Agreement which are the responsibility of Sellers.
          (c) The Escrow Shares shall be available to satisfy indemnification claims pursuant to Article 6 of this Agreement for a period of seven (7) years, provided that:
               (i) Within ten days following the second anniversary of the Closing, Buyer shall instruct Escrow Agent to distribute to Sellers Two Hundred Thousand United States Dollars ($200,000) of OPKO Common Stock (less the sum of (i) the amount of any claims paid or pending under the Escrow Fund as of such date, plus (ii) One Hundred Thousand United States Dollars ($100,000), in the event the registration of the Exatka trademarks referenced in Section 4.25 shall not have been obtained by such date). The amount retained relating to the Exakta marks shall be released to Sellers if such registration is obtained prior to the 36th month after the Closing date. The number of shares of OPKO Common Stock to be released to Sellers shall be calculated in accordance with Section 6.4(d).
               (ii) Within ten days following the fourth anniversary of the Closing, Buyer shall instruct Escrow Agent to distribute to Sellers Two Hundred Thousand United States Dollars ($200,000) of OPKO Common Stock (less the amount of any claims paid or pending under the Escrow as of such date), and it being understood that the amounts remaining in the Escrow shall be available solely to satisfy indemnification claims as a result of Seller’s breach of the representations and warranties contained in Sections 4.20 and any other tax obligation or liability arising from operation of the Company’s business prior to closing. The number of shares of OPKO Common Stock to be released to Sellers shall be calculated in accordance with Section 6.4(d).
               (iii) Within ten days following the seventh anniversary of the Closing, Buyer shall instruct Escrow Agent to distribute to Sellers the remaining Escrow Shares (less the amount of any claims pending under the Escrow as of such date),
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER, OMF AND OPKO
     In order to induce Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, each of Buyer, OMF and OPKO makes the representations and warranties set forth below to Sellers on the date hereof.
     3.1 Organization. Each of Buyer and OMF are corporations duly organized and validly existing under the laws of Mexico. OPKO is a corporation duly organized and validly existing under the laws of Delaware.

     3.2 Authorization; Enforceability. Each of Buyer, OMF and OPKO has all requisite right, power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by each of Buyer, OMF and OPKO and the consummation by Buyer, OMF and OPKO of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by Buyer, OMF and OPKO, and constitutes the legal, valid and binding obligation of each of OMF and OPKO, enforceable in accordance with its terms.
     3.3 No Consent, Violation or Conflict. The execution and delivery of the Transaction Documents by each of Buyer, OMF and OPKO, the consummation by each of Buyer, OMF and OPKO of the transactions contemplated thereby, and compliance by each of Buyer, OMF and OPKO with the provisions hereof: (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of either Buyer, OMF or OPKO’s Organizational Documents; and (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, any instrument or agreement to which either Buyer, OMF or OPKO is a party or by which their properties may be bound or affected, other than instruments or agreements as to which consent shall have been obtained at or prior to the Closing Date or any breaches or defaults which would not affect Buyer, OMF, and OPKO’s ’s ability to consummate the transactions contemplated thereby.
     3.4 Brokers. Neither Buyer or OPKO has employed any financial advisor, broker or finder and has not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses, in connection with the transactions contemplated by this Agreement, which would be payable by Sellers.
     3.5 Consent of Governmental Authorities. Each of Buyer, OMF and OPKO has obtained, or will obtain prior to the Closing, all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing with any governmental or regulatory authority, or any other Person, is required to be made or obtained by Buyer, OMF or OPKO in connection with the execution and delivery of the Transaction Documents, or the consummation by the Buyer, OMF and OPKO of the transactions contemplated thereby.
     3.6 Legal Proceedings. There is no action, claim, dispute, suit, investigation or proceeding pending or, to Buyer’s Knowledge, threatened against Buyer, OMF or OPKO or any of their properties or rights, nor any judgment, order, injunction or decree before any court, arbitrator or administrative or governmental body which might adversely affect or restrict the ability of Buyer, OMF or OPKO to consummate the transactions contemplated by the Transaction Documents, or to perform its obligations thereunder.
     3.7 Validity of Stock Consideration; Listing. When issued and delivered in accordance with this Agreement, the Stock Consideration shall be (a) duly and validly authorized, issued and outstanding, fully paid and non-assessable, (b) listed for trading on the NYSE Amex Exchange, and (c) free and clear of any Liens, except as provided (i) in the escrow provisions specified in Section 2.4, (ii) the lock-up provisions specified in Section 5.4, and (iii) by U.S. Securities Laws. The OPKO Common Stock shall have the rights, privileges and preferences set forth in its Amended and Restated Certificate of Incorporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS
     In order to induce Buyer, OPKO and OMF to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally make the representations and warranties set forth below to Buyer and OPKO as of the date hereof, except as otherwise noted herein or as set forth in the Disclosure Schedules prepared by Sellers and the Company and delivered and attached hereto (the “Disclosure Schedules”). For purposes of these representations and warranties, Sellers represent that they are the only shareholders and administrators of Inmobiliaria and therefore they represent and warrant to Buyer with respect to Inmobiliaria as mentioned below:
     4.1 Organization. Each of the Company and Inmobiliaria is a corporation duly organized and validly existing under the laws of Mexico. Each of the Company and Inmobiliaria is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned or operated by it or the nature of its business makes such qualification or licensing necessary. The Company has all requisite right, power and authority to (a) own and operate its properties, (b) conduct its business as presently conducted and (c) engage in and consummate the transactions contemplated hereby. The Company is not in default under its Organizational Documents.
     4.2 Authorization; Enforceability. Each of the Company, Inmobiliaria and each of the Sellers has all requisite right, power and authority to execute and deliver the Transaction Documents and consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents by the Company, Inmobiliaria and each of the Sellers and the consummation by the Company, Inmobiliaria and each of the Sellers of the transactions contemplated thereby have been duly authorized by all requisite corporate action. This Agreement has been duly executed and delivered by the Company and each of the Sellers and constitutes the legal, valid and binding obligations of such party, enforceable in accordance with its terms.
     4.3 No Consent, Violation or Conflict. With respect to the Company, Inmobiliaria and each of the Sellers, the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated thereby, and compliance by the Company, Inmobiliaria and each of the Sellers with the provisions hereof, (a) do not and will not violate or, if applicable, conflict with any provision of Law, or any provision of the Company’s, Inmobiliaria’s or such Seller’s Organizational Documents, and (b) except as describe in Schedule 4.3 (b) do not and will not, with or without the passage of time or the giving of notice, result in the breach of, cause the acceleration of performance or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of the Company or Inmobiliaria pursuant to any instrument or agreement to which any of the Company or Inmobiliaria is a party or by which the Company’s or Inmobiliaria’s properties may be bound or affected.
     4.4 Consent of Governmental Authorities. Each of the Company, Inmobiliaria and each of the Sellers have obtained all necessary authorizations and no further consent, approval or authorization of, or registration, qualification or filing, with any governmental or regulatory authority, or any other Person, is required to be made or obtained by the Company, Inmobiliaria or any of the Sellers in connection with the execution and delivery of the Transaction Documents by the Company, Inmobiliaria and each of the Sellers or the consummation by the Company, Inmobiliaria and each of the Sellers of the transactions contemplated thereby.

     4.5 Brokers. The Company, Inmobiliaria and Sellers have not incurred and will not incur any broker’s, finder’s, investment banking or similar fees, commissions or expenses in connection with the transactions contemplated by this Agreement, which would be payable by Buyer or the Company after the Closing Date.
     4.6 Organizational Documents and Corporate Records. A true and complete copy of the Organizational Documents of the Company, as amended, will be delivered to Buyer on the Closing Date. The minute book of the Company (the “Corporate Minute Book”), the shares registry book of the Company (the “Share Registry Book”) and the capital variation book of the Company (the “Capital Variation Book”) (the Corporate Minute book, the Share Registry Book and the Capital Variation Book all together (the “Corporate Books”) with all registrations signed by the sole administrator of the Company will also be delivered to the Buyer on the Closing Date. Such Corporate Books contain complete and accurate records of all meetings and other corporate actions of the board of directors and/or the shareholders of the Company from 1993 to the date hereof and all transfers of shares issued by the Company and variation in the capital stock of the Company. Specifically Sellers and the Company represent that all Corporate Books that existed from the date of Incorporation of the Company to January 1, 1993, got lost and therefore specifically represent and warrant that all information contained in the Corporate Books is the due continuation of all corporate records and transfers of shares that existed prior to January 1, 1993. All matters requiring the authorization or approval of the board of directors and/or the shareholders of the Company have been duly and validly authorized and approved by them.
     4.7 Capitalization. The authorized share capital of the Company, the names of the holders thereof and the amount of capital held by each such holder, is set forth on Schedule 2.1 (“Company Capital Stock”). All of the Company Capital Stock, including all Company Capital Stock issued prior to the Closing Date has been and will be duly authorized and are and will be validly issued, fully paid and nonassessable. Sellers are and will be the only legal, record and beneficial owners of the Company Capital Stock listed opposite their respective names on Schedule 2.1, and such Company Capital Stock is and will be owned free and clear of any Liens whatsoever, including, without limitation, claims or rights under any voting trust agreements, shareholder agreements or other agreements. The Company has no Subsidiaries or investment or equity interest in any other Person. None of the Company Capital Stock was or will be issued in violation of any law, preemptive right or agreement. At the Closing, Sellers will transfer and convey and Buyer will acquire good and valid title to the Company Capital Stock free and clear of all Liens. No written or oral agreement or understanding with respect to the disposition of the Company Capital Stock or any rights therein, other than this Agreement, exists.
     4.8 Rights, Warrants, Options. There are no options, warrants or other rights, arrangements or commitments of any character to which the Company or any of the Sellers is a party or by which the Company or any of the Sellers is bound relating to the issued or unissued Company Capital Stock or obligating the Company to issue or sell any Company Capital Stock, or other equity interests in, the Company. There are no outstanding obligations of the Company to redeem or otherwise acquire any of the Company Capital Stock and there are no outstanding contractual obligations of the Company to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

     4.9 Financial Statements. Schedule 4.9 includes (i) a true and complete copy of the audited balance sheet of the Company for the fiscal year ended on December 31, 2008, and the audited consolidated profit and loss statement and statement of cash flows for the fiscal year ended on December 31, 2008, including any related notes and the schedules thereto, certified by the Company’s independent registered public accounting firm pursuant to its audit of the financial records of the Company, and (ii) the unaudited consolidated profit and loss statement and statement of cash flows of the Company for the six months ending on June 30, 2009 and 2008, respectively, including any notes and schedules thereto (collectively, the “Financial Statements”). The Financial Statements: (a) have been prepared in accordance with the books of account and records of the Company; (b) fairly present, and are true, correct and complete statements in all material respects of the consolidated financial condition of the Company and the results of its operations at the dates and for the periods specified in those statements; and (c) have been prepared in accordance with Mexican GAAP consistently applied with prior periods and delivered in accordance with U.S. GAAP. At the Closing Date, the Company shall deliver to Buyer Closing Financial Statements of the Company. The Closing Financial Statements will (a) be prepared in accordance with the books of account and records of the Company (b) fairly present, a true, correct and complete statement in all material respects of the consolidated financial condition of the Company as of February 5, 2010, and (c) be prepared in accordance with Mexican GAAP consistently applied with prior periods and delivered on an estimated basis in accordance with U.S. GAAP. The Closing Financial Statements delivered to Buyer shall also include a good faith estimate by Sellers of the Company’s Net Working Capital under US GAAP on the Closing Date (“Estimated Net Working Capital”).
     4.10 Absence of Undisclosed Liabilities. As of the Closing Date, the Company has no debts, claims, Liabilities, commitments or obligations of any nature whatsoever, whether accrued, absolute, contingent or otherwise, other than as provided for and disclosed in this Agreement and disclosed, accrued for or reserved against in the Financial Statements or in the Closing Financial Statements. There is no basis for assertion against the Company of any such debt, claim, Liability, commitment, obligation or loss, which could have a Material Adverse Effect. For the avoidance of doubt, Sellers acknowledge that Buyer is not assuming any such debts, claims, Liabilities, commitments, obligations or losses not disclosed in this Agreement and disclosed and accrued for or reserved against in the Financial Statements or the Closing Financial Statements, and Buyer will be indemnified for such pursuant to Section 6.4.
     4.11 Compliance with Laws. Except as set forth on Schedule 4.11, the Company is in compliance with all Laws applicable to it, its business, or its properties or has made all necessary filings to be in compliance with all such Laws, including, without limitation, those relating to (a) the development, testing, manufacture, packaging and labeling of products at its manufacturing site, (b) employment, occupational safety and employee health, and (c) building, zoning and land use. The Company has not received notification from any governmental or regulatory authority asserting that it is not in compliance with or has violated any of the Laws which such governmental or regulatory authority enforces, or threatening to revoke any authorization, consent, approval, franchise, license, or permit, and the Company is not subject to any agreement or consent decree with any governmental or regulatory authority arising out of previously asserted violations.

     4.12 Legal Proceedings. Except for Schedule 4.12: (a) The Company is not a party to any pending or threatened legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation, and (b) no Person who is or was within the last five years an employee, director or officer of the Company is a party to any pending, or threatened, legal, administrative or other proceeding, arbitration, mediation, out-of-court settlement negotiation or investigation in their capacity as employees, directors or officers of the Company, which adversely affects the Company. The Company is not subject to any order, writ, injunction, decree or other judgment of any court or any governmental authority. There are no suits or proceedings pending or threatened before any court or by or before any governmental or regulatory authority, commission, or agency or public regulatory body against Sellers which, would interfere with Sellers’ ability to consummate the transactions contemplated hereby.
     4.13 Title to and Condition of Personal Property.
          (a) The Company and Inmobiliaria own, lease or have the legal rights to use all properties and assets (tangible and intangible), except for those assets established in Schedule 4.13(a), including the Real Property (as defined below) and Company’s Intellectual Property, used or intended to be used in the conduct of the Company’s business (the “Assets”). The Company and Inmobiliaria have good and marketable title or leasehold interest to each Asset, free and clear of all Liens. The Assets constitute all of the assets and rights required to operate the business of the Company as previously conducted. All of the Assets are in good operating condition and repair, ordinary wear and tear excepted, and are not in need of substantial maintenance or repairs.
          (b) Each item of equipment, personal property and asset of the Company used in operation of the Business is included as an Asset in the Closing Financial Statements and shall remain with the Company. The parties agree that Schedule 4.13(b) sets forth the full and complete list of all Assets of the Company as of the Closing Date.
     4.14 Real Property.
          (a) Schedule 4.14(a) sets forth the street address of the real property where the Plant is located owned by the Inmobiliaria (the “Owned Real Property”), and related title, legal and other information. Sellers have previously delivered to Buyer with respect to the Owned Real Property, a copy of the deed pursuant to which the Company acquired such Owned Real Property. Inmobiliaria possesses and at the Closing Date will possess good, marketable and insurable fee simple title to the Owned Real Property, free and clear of all Liens.
          (b) Schedule 4.14(b) sets forth the street address of each parcel of real property leased by the Company (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”). The Sellers have delivered to Buyer true and complete copies of all of the lease agreements, as amended to date (the “Current Leases”) relating to the Leased Real Property. The Company enjoys peaceful and undisturbed possession of the Real Property.
          (c) The Real Property (which includes the property that is the subject of the Land Purchase Agreement and the Leases) is and as of the Closing Date will be, free of structural or non-structural defects, and has access to adequate water, sewer, gas, telephone and electric utilities which are in good working order; in each instance as is sufficient to conduct the business of the Company as currently conducted. All construction and improvements made on the Real Property are, and as of the Closing Date, not in need of substantial repairs except for ordinary or routine maintenance or repairs.

     4.15 Governmental Authorizations. Except as set forth on Schedule 4.15, the Company has all authorizations, consents, approvals, franchises, licenses and permits required under applicable Law for the ownership of the Company’s properties and operation of its business as presently operated (the “Permits”). No suspension, nonrenewal or cancellation of any of the Permits is pending or, to the Sellers’ Knowledge, threatened, and there is no reasonable basis therefore. The Company is not in conflict with, or in default or violation of any Permits.
     4.16 Compliance with Environmental Laws. The Company and the operation of its business is in compliance with all applicable Environmental Laws. Except as set forth in Schedule 4.16, there have been no governmental claims, citations, notices of violation, judgments, decrees or orders issued against the Company or its Affiliates for impairment or damage, injury or adverse effect to the environment or public health and there have been no private complaints with respect to any such matters. There is no condition relating to any properties owned, leased or used by the Company that would require any type of remediation, clean-up, response or other action under applicable Environmental Laws and the Company has complied with Environmental Laws in the generation, treatment, storage and disposal of toxic and hazardous substances, as defined under any applicable Environmental Laws.
     4.17 Employment Matters.
          (a) Schedule 4.17(a) contains the names, job descriptions and annual salary rates and other compensation including other benefits such as medical insurance and life policies of all officers, directors, employees and consultants of the Company and its Affiliates (including compensation paid or payable by the Company under the Plans (as hereafter defined), and a list of all employee policies (written or otherwise), employee manuals or other written statements of rules or policies concerning employment, including working conditions, vacation and sick leave, a complete copy of each of which (or a description, if unwritten) has been delivered to Buyer and is attached in Schedule 4.17(a). There are no employment, consulting, severance or indemnification arrangements, arrangements which contain change of control provisions, agreements, or understandings between the Company and any officer, director, consultant or employee.
          For purposes of this agreement, officers, directors, employees, former employees and consultants of the Company shall include all of such even if their compensation is paid by a third party and all representation and warranties given hereto for the Company, shall also apply to the Company which acts as the formal employer.
          (b) The Company has complied with all applicable employment Laws, including payroll and related obligations, benefits, and does not have any obligation in respect of any amount due to employees of the Company or government agencies, other than normal salary, other fringe benefits and contributions accrued but not payable on the date hereof.

          (c) Schedule 4.17(c) sets forth a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, profit sharing, savings, medical, disability, hospitalization, insurance, deferred compensation, bonus, incentive, welfare or any other material employee benefit plan, policy, agreement, commitment, arrangement or practice currently or previously maintained by the Company for any of their directors, officers, consultants, employees or former employees (the “Plans”).
     Each Plan has been administered in accordance with its terms and applicable Law. With respect to the Plans, no event has occurred and there exists no condition, facts or circumstances, which could give rise to any liability of the Company under the terms of such Plans or any applicable Law.
     Notwithstanding any provision to the contrary herein, Sellers agree to cause their affiliate entity Pexa, S.C. (“Pexa”) which currently acts as employer of all employees that work for the Company (and to cooperate with Opko Company Services, S. de R.L. de C.V., (“OCS”) an affiliate of Buyer) to have OCS substitute as employer of all such employees under the current terms and conditions of the employment agreement of each of them and to have the corresponding collective labor agreement with the current union to be also assigned to or renewed with OCS under same terms and conditions of the current collective labor agreement. Parties agree that the foregoing shall be accomplished within (30) days after the Closing Date. Simultaneously to the substitution of employer of OCS mentioned above, the corresponding services agreement dated September 1, 2001 between the Company and Pexa (the “Pexa Services Agreement”) shall be terminated. For purposes of clarity the Pexa Services Agreement shall continue to be in full force and effect in accordance with its terms until such substitution is accomplished and therefore as of the Closing date Buyer shall cause the Company to fully comply with all obligations related to the employees and to the Pexa Services Agreement.
     4.18 Labor Relations. There is no strike or dispute pending or threatened involving any employees of the Company. Except as described in Schedule 4.18, none of the employees of the Company is a member of any labor union and the Company is not a party to, otherwise bound by, or threatened with any labor or collective bargaining agreement. Without limiting the generality of Section 4.11, (a) no unfair labor practice complaints are pending or threatened against the Company, and (b) no Person has made any claim, and there is no basis for any claim, against the Company under any statute, regulation or ordinance relating to employees or employment practices, including without limitation those relating to age, sex and racial discrimination, conditions of employment, and wages and hours.
     4.19 Company Contracts.
          (a) Schedule 4.19 sets forth a list (all such contracts, agreements, arrangements or commitments as are required to be set forth on Schedule 4.19 being referred to herein collectively as the “Company Contracts”) of all written agreements, arrangements or commitments to which either the Company is a party or by which any of its assets is bound or affected which are material to the Company, including, without limitation:
               (i) each partnership, joint venture or similar agreement of the Company with another Person;

               (ii) each contract or agreement under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness of more than US$10,000 in principal amount or under which the Company has imposed (or may impose) a Lien on any of its assets, whether tangible or intangible securing indebtedness;
               (iii) each contract or agreement which involves an aggregate payment or commitment per contract or agreement on the part of the Company of more than US$10,000 per year;
               (iv) all leases and subleases from any third person to the Company, in each case requiring annual lease payments in excess of US$10,000;
               (v) each contract or agreement to which the Company and any of its Affiliates, employees or former employees, officers, directors, shareholders, or family member of such persons is a party, all of which shall be fully terminated on the Closing Date with no further consequences to the Company or any of its Affiliates (except for the current leases which shall be substituted with the Leases;
               (vi) each contract or agreement to which the Company or any of its Affiliates is a party limiting, in any material respect, the right of the Company (i) to engage in, or to compete with any person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Company or (ii) to solicit any customer or client;
               (vii) fire, casualty, liability, title, worker’s compensation and all other insurance policies and binders maintained by the Company;
               (viii) all collective bargaining or other labor union contracts or agreements to which the Company is a party or applicable to persons employed by the Company;
               (ix) all licenses, licensing agreements and other agreements providing in whole or part for the use of any Intellectual Property of the Company;
               (x) all other contracts or agreements which individually or in the aggregate exceed the sum of US$10,000 other than those which are terminable upon no more than 30 days notice by the Company without penalty or other adverse consequence.
     Schedule 4.19 further identifies each of the Company Contracts which contain anti-assignment, change of control or notice of assignment provisions. The Company Contracts are each in full force and effect and are the valid and legally binding obligations of the Company and are valid and binding obligations of the other parties thereto. To the Sellers’ or Company’s Knowledge, the Company is not a party to, nor is its business or any of its assets bound by, any oral agreement. The Company is not in default under its Organizational Documents in any respect or in default of any obligation under any Company Contract to which it is a party, and no event has occurred which with the giving of notice or lapse of time or both would constitute such a default. The Company further represents and warrants that there are not any written or verbal agreement that submits the Company to any exclusivity of the sale or distribution of its products, and that none of the distribution/sale agreements agreement has any penalty on the Company for any early termination of them.

     4.20 Tax Matters. Except as set forth on Schedule 4.20, all Tax returns required to be filed with respect to the Company and its business have been timely filed with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed, all of the foregoing as filed are true, correct and complete as of the applicable filing dates, and reflect accurately all liabilities for Taxes of the Company and its business for the periods to which such returns relate, and all amounts shown as owing thereon have been paid. All Taxes, if any, collectible or payable by the Company or relating to or chargeable against any of its assets, revenues or income through the Closing Date were or will be fully collected and paid by such date or provided for by adequate reserves in the Financial Statements. No claims or deficiencies have been asserted against the Company with respect to any Taxes which have not been paid or otherwise satisfied or for which accruals or reserves have not been made in the Financial Statements, and there exists no reasonable basis for the making of any such claims. The Company has not waived any restrictions on assessment or collection of Taxes or consented to the extension of any statute of limitations relating to taxation.
     4.21 Guaranties. Except as set forth on Schedule 4.21, the Company is not a party to any Guaranty, and no Person is a party to any Guaranty for the benefit of the Company.
     4.22 Insurance. Set forth on Schedule 4.22 is a list of all insurance policies providing insurance coverage of any nature to the Company. Such policies are (i) contracted under standard provisions, (ii) sufficient to cover for all Assets and Real Property; and (iii) sufficient for the compliance by Company with all requirements of Law and all Company Contracts. All of such policies are in full force and effect and are valid and enforceable in accordance with their terms, and the Company has complied with all material terms and conditions of such policies, including the payment of premium payments. None of the insurance carriers has indicated to Company an intention to cancel any such policy. The Company has no claim pending or anticipated against any of the insurance carriers under any of such policies and there has been no actual or alleged occurrence of any kind which may give rise to any such claim.
     4.23 Inventories. The inventories of the Company shown on the balance sheets included in the Financial Statements and the inventories of the Company as of the Closing Date are stated and will be stated at not more than the lower of cost (on a first-in first-out basis) or market, and are fit for their particular use, do not and will not include any items below standard quality, defective, damaged or spoiled, obsolete or of a quality or quantity not usable or salable in the ordinary course of the business of the Company as currently conducted or any items whose expiration date has passed or will pass within six months of the date hereof and of Closing (which, with respect to items which do not have an expiration date, shall in any event not include quantities of items not usable or salable within nine months from the date hereof), the value of which has not been fully written down or reserved against in the Financial Statements. In addition, the inventories shall not include (i) any raw materials or finished goods (including boxes and labels) that relate to products which have not been sold by the Company in the preceding nine months unless they have an expiration date of more than one year and for which the Company has received firm purchase orders as of the Closing Date, or (ii) for which the Company has (y) not timely filed for its sanitary registration renewal or (z) has no present intention to renew the sanitary registration which are listed on Schedule 4.23. The Company has all adequate quantities and types of inventory to enable it to conduct its business consistent with past practices and anticipated operations. The Company does not have any obligations to purchase inventory in excess of its estimated needs to conduct its business in the ordinary course and in accordance with past practice.

     4.24 Regulatory Approvals/Product Registrations.
          (a) Schedule 4.24(a) lists each product developed, manufactured, licensed, distributed or sold by the Company presently or in the last 5 years (collectively, the “Products”). Each Product manufactured by the Company has been manufactured in accordance with (i) each corresponding Regulatory Approval and product registration applicable to such Product, (ii) the specifications under which the Product is normally and has normally been manufactured, and (iii) without limiting the generality of Section 4.11, the provisions of all applicable Laws. There is no action or proceeding by any governmental or regulatory authority pending or, to the Knowledge of the Company, the Sellers or any of their Affiliates, threatened seeking the recall of any of the Products or the revocation or suspension of any Regulatory Approval or product registration. Schedule 4.24(a) further lists all Products which at any time have been recalled, withdrawn or suspended by the Company, whether voluntarily or otherwise.
          (b) Schedule 4.24(b) sets forth a complete and accurate list of all Regulatory Approvals and product registrations for each Product required under Applicable Law or Company Contracts which are pending or maintained by the Company, as well as the deadline and filing status for renewal of each. Except as set forth on Schedule 4.24(b), all of the Regulatory Approvals and product registrations for the Products are in full force and effect and have been duly and validly issued. Schedule 4.24 (b) further identifies all such registrations for which Buyer, the Company and Sellers have agreed to obtain such renewals (the “Specific Registrations”). The Company has all information and requirements on hand to file for renewal of such Specific Registrations for its Regulatory Approvals (and for approvals required under Company Contracts) and product registrations, and the Company has timely made all renewal filings for the Specific Registrations required as of the Closing Date and as scheduled to be done through February 29, 2010 (as also identified in the same Schedule 4.24(b). All laws and regulations applicable to the preparation and submission of the Regulatory Approvals and product registrations to the relevant regulatory authorities have been complied with and the Company has filed with the relevant regulatory authorities all required notices, applications, and annual or other reports, including adverse experience reports, with respect to the Regulatory Approvals and product registrations. The failure by the Company to obtain such final registration of the Specific Registrations of any of such Products within nine months after the Closing date shall be indemnifiable by the Sellers in the amount of US$12,500 for each registration, provided however that such indemnification shall only apply if such renewal is not obtained as a consequence of lack of information on hand by the Company or due to a wrongful filing for renewal made by the Company prior to the Closing Date.
          (c) Except as set forth in Schedule 4.24(c), all Products which have been sold through the Company have been merchantable and free from defects in material or workmanship for the term of any applicable warranties and under the conditions of any express or implied specifications and warranties arising under Law and as set forth in the specific order. Except as disclosed in Schedule 4.24(c) hereto, during the last two years, the Company has not received any claims based on alleged failure to meet the specifications or breach of product warranty arising from any applicable manufacture or sale of their Products.

     4.25 Intellectual Property Rights.
          (a) Schedule 4.25 sets forth a complete and correct list of all Intellectual Property that is owned by the Company and the Intellectual Property that the Company has a license, sublicense or other permission to use. Except as set forth in Schedule 4.25, the Company owns all right, title and interest in and to, or has a license, sublicense or other permission to use, all of the Intellectual Property, free and clear of all Liens or other encumbrances. All necessary registration, maintenance and renewal fees in connection with such Intellectual Property have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant copyright, trademark or other governmental or regulatory authorities for the purposes of obtaining or maintaining such Intellectual Property duly registered as the sole property of the Company. Schedule 4.25 lists Intellectual Property which (i) has been recently acquired by the Company from related Sellers which final registration is pending; and (ii) is in process of registration before regulatory authorities for purposes of obtaining total and sole rights over such trademarks. As of the Closing Date, Buyer shall take over such process, provided however that all reasonable costs incurred by Buyer or the Company in connection with the foregoing until final registration shall be borne by Sellers and provided further that (iii) any failure to obtain such final registration of any Intellectual Property listed in such Schedule 4.25 within twenty for (24) months after the Closing date (except in the case of the three “Exakta” marks, for which Sellers shall have 36 months to obtain such registrations) shall be indemnifiable by each of the Sellers in the amount of US$5,000 per mark (other than the Exakta marks). Failure to obtain registration of the three Exakta marks shall be indemnifiable by the Sellers in the aggregate amount of US$100,000 as follows: (a) if the Exakta trademark is not obtained for class 5, the penalty shall be US$75,000; (b) if the mark is not obtained for class 35, the penalty shall be US$24,000 and (c) if the mark is not obtained for class 3, the penalty shall be US$1,000.
          (b) The Intellectual Property constitutes all patents and patent applications, and technology, know-how and information owned or licensed to the Company relating to the manufacture, use or sale of the Products. There have been no claims made in writing against the Company or any of its Affiliates asserting the invalidity, abuse, misuse, or unenforceability of any of the Intellectual Property, and, to the Knowledge of the Company and Sellers, no grounds for any such claims exist. Neither the Company, the Sellers nor any of their Affiliates has made any claim of any violation or infringement by others of its rights in the Intellectual Property, and, to the Knowledge of the Company, the Sellers and their Affiliates, no grounds for any such claims exist. Neither the Company, the Sellers nor any of their Affiliates has received any notice that it is in conflict with or infringing upon the asserted rights of others in connection with the Intellectual Property and, to the Knowledge of the Company, the Sellers and their Affiliates, the use of the Intellectual Property by the Seller or any of its Affiliates is not infringing and has not infringed upon any rights of any other Person. No interest in any of the Intellectual Property has been assigned, transferred, licensed or sublicensed by the Company or any of its Affiliates to any Person.
     4.26 Power of Attorney. All of the Company’s issued, granted or executed powers of attorney on behalf of the Company which may be in force at the Closing Date shall be revoked and such revocation shall be notified to such attorneys in compliance with Applicable Law.

     4.27 Working Capital. As of the Closing Date, the Company will have at least Twenty One Million Two Hundred Thousand (21,200,000)Mexican Pesos of Net Working Capital (“Agreed Working Capital”).
     4.28 Absence of Material Adverse Effects. Since December 31, 2008, and except as otherwise disclosed in the Company’s June 30, 2009 financial statements delivered to Buyer, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practices and, since such date there has been no Material Adverse Effect and the Company has not engaged or agreed to engage in any actions described in Section 7.1(b).
     4.29 Accounts and Notes Receivable and Payable. Set forth on Schedule 4.29 is a true and complete aged list of unpaid accounts and notes receivable owing to and owed by the Company as of the date hereof. All of such accounts and notes receivable and payable constitute bona fide, valid and binding claims arising in the ordinary course of the Company’s business. Except as set forth on Schedule 4.29, there is no agreement for deduction, free goods, discounts, or other deferred price or adjustment to such receivables. Except as set forth on Schedule 4.29, (i) all receivables owing to the Company are less than ninety (90) days old as of February 16, 2009, are fully collectible and (ii) will be collected in the ordinary course of business (x) within one hundred and eighty (180) days after the date of its recording in the accounting records of the Company in the case of all receivables from private or non-governmental customers, and (y) two hundred and seventy (270) days after the date of its recording in the accounting records of the Company in the case of all receivables which result from direct sales from the Company to a governmental entity or institution as further identified in Schedule 4.20. In the event any account receivable is not collected within such one hundred and eighty (180) days or two hundred and seventy (270) days after the date of its recording in the accounting records of the Company, as the case may be, the Company may assign to Sellers and Sellers shall acquire such account receivables. As consideration for such assignment, Sellers shall pay the face value of such account receivables in immediate available funds or at the option of the Company, Buyer or the Company may withdraw from the Escrow Shares, the sufficient amount of shares to meet the par value of such receivables. The corresponding calculation as to the number of Escrow Shares to be withdraw shall be made in accordance with Section 6.4 (d). Sellers may request to the Company to continue to be the beneficiary of record of such account receivables that may not be assigned by law to them, it being understood however that such request shall in no event limit the right of the Company to withdraw from the Escrow Shares the sufficient amount of shares to meet the par value of such receivables as mentioned above. In the event the Company collects any amounts from accounts receivables for which it remained the beneficiary of record and for which it has been wholly indemnified by Escrow Shares, it shall transfer the amounts so collected to the Sellers as they are collected.
     4.30 Related Parties. Except as disclosed in Schedule 4.30, no officer, director, shareholder of the Company, nor any Seller, or any of their respective spouses or family members has, directly or indirectly, (a) any ownership interest in, or is a director, officer, employee, consultant or agent of, any Person which is a competitor, supplier or customer of the Company; (b) any ownership interest in any property or asset, tangible or intangible, including any Intellectual Property, used in the conduct of the Company’s business; (c) any interest in or is, directly or indirectly, a party to, any Company Contract; (d) any contractual or other arrangement with the Company, or any competitor, supplier or customer of the Company; (e) any cause of action or claim whatsoever against, or owes any amount to, the Company or (f) any Liability to the Company.

     Except as disclosed in Schedule 4.30, neither the Company nor any Subsidiary has any Liability to any Seller.
     4.31 Absence of Certain Business Practices. None of the Sellers, the Company or any Affiliate of the Company or the Sellers, nor to the Company’s or Sellers’ Knowledge, any of their respective directors, officers, employees, agents, advisors, distributors, resellers or representatives (“Representatives”) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the Company’s business; (b) directly or indirectly paid or delivered any fee, commission, sum of money or item of value, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority in order to induce the official to make any governmental act or decision or to assist the Company in obtaining or retaining business; or (c) made any unlawful payment to any customer or supplier of the Company or its Affiliates, or Representative of any such customer or supplier in respect of the Company’s business.
     4.32 Closure of Betalactamic Business.
          (a) As of the date hereof, the Company has ceased all aspects of its business related to the manufacture, sale and distribution of betalactamic products, and the Company has provided written notification of such event to each of its customers, suppliers and distributors of betalactamic products, as well as the Mexican health and regulatory authorities in the format attached hereto as Schedule 4.32. As of the date hereof, the Company has sold all raw materials and finished product inventory relating to betalactamics, and the Company has no commitment to purchase or sell any betalactamic product or raw materials from or to any party; nor shall it have an obligation to purchase or sell such products at any point in the future. Sellers shall be solely responsible for any liabilities resulting from the manufacture and sale of betalactamics by the Company up to the Closing Date.
          (b) With respect to the machinery and equipment used or to be used in connection with the production of betalactamics under one or more lease agreements, all pending obligations under such lease agreements and promise of sale agreements shall be assigned to and assumed by Sellers within fifteen (15) days with no further recourse to the Company. It being understood that all payments due as of the Closing Date under such agreements shall be paid by Sellers.
     4.33 Limitation. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS AGREEMENT AND IN ANY AGREEMENT OR TRANSACTION DOCUMENT DELIVERED IN CONNECTION WITH THIS AGREEMENT (THE “TRANSACTION DOCUMENTS”), NONE OF SELLERS, NOR COMPANY, NOR ANY OTHER PERSON ACTING FOR ANY OF THEM MAKES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. EXCEPT AS PROVIDED IN THE TRANSACTION DOCUMENTS, SELLERS HEREBY DISCLAIM ANY OTHER REPRESENTATION OR WARRANTY, WITH RESPECT TO THE EXECUTION, DELIVERY OR PERFORMANCE BY SELLERS OF THIS AGREEMENT OR THE RELATED DOCUMENTS.

ARTICLE 5
ADDITIONAL AGREEMENTS
     5.1 Noncompetition.
          (a) Each of the Sellers acknowledges that in order to assure Buyer that Buyer will retain the value of the Company, the Sellers shall not for a period of five years from Closing (the “Restricted Period”) utilize his special knowledge of the business of the Company and their relationships with suppliers, customers, competitors and others to compete with the Company directly or indirectly.
          (b) During the Restricted Period, each Seller shall not engage or have an interest anywhere where the Company does business, alone or in association with others, as principal, officer, agent, employee, director, partner or stockholder, or through the investment of capital, lending of money or property, rendering of services or otherwise, in any business competitive with or similar to that engaged in by the Company presently or at any time in the last 5 years. The ownership or control of up to five percent of the outstanding voting securities or securities of any class of a company with a class of securities which are publicly traded shall not be deemed a violation of the provisions of this Section. Rendering services in areas that are not related (directly or indirectly) to the manufacture, distribution marketing, or sale of pharmaceutical, nutriceutical or healthcare products or services, even to competitors of the Company, shall not be deemed a violation of the provisions of this Section.
          (c) During the Restrictive Period, each Seller shall not, and shall not knowingly or intentionally permit any of its employees, agents or others under its control to, directly or indirectly, (i) call upon, accept business from, or solicit the business of any Person who is, or who had been at any time during the preceding two years, a customer of the Company, or any successor to the business of the Company, or otherwise divert or attempt to divert any business from the Company, or any such successor, or (ii) recruit or otherwise solicit or induce any person who is an employee of or otherwise engaged by the Company, or any successor to the business of the Company to terminate his or her employment or other relationship with the Company, or such successor, or hire any person who has left the employ of the Company or any such successor during the preceding two years.
     5.2 Confidentiality. Sellers acknowledge that all confidential or proprietary information with respect to the business and operations of the Company are valuable, special and unique. Sellers shall not, at any time after the Closing Date, disclose, directly or indirectly, to any Person, or use or purport to authorize any Person to use any confidential or proprietary information with respect to the Company or Buyer, whether or not for a Seller’s own benefit, without the prior written consent of Buyer, including without limitation, information as to the financial condition, results of operations, customers, suppliers, products, products under development, inventions, sources, leads or methods of obtaining new products or business, pricing methods or formulas, cost of supplies, marketing strategies or any other information relating to the Company or Buyer which could reasonably be regarded as confidential, but not including information which is or shall become generally available to the public other than as a result of an unauthorized disclosure by a Seller or a Person to whom a Seller has provided such information. The Sellers acknowledge that Buyer would not enter into this Agreement without the assurance that all such confidential and proprietary information will be used for the exclusive benefit of the Company.

     5.3 Continuing Obligations. The restrictions set forth in Sections 5.1 and 5.2 are considered by the parties to be reasonable for the purposes of protecting the value of the business and goodwill of the Company and Buyer. Buyer and the Sellers acknowledge that Buyer and the Company would be irreparably harmed and that monetary damages would not provide an adequate remedy in the event the covenants contained in Sections 5.1 and 5.2 were not complied with in accordance with their terms. Accordingly, Sellers agree that any breach or threatened breach by any of them of any provision of Sections 5.1 and 5.2 shall entitle the Buyer and OPKO to injunctive and other equitable relief, without requirement of posting a bond or other surety, to secure the enforcement of these provisions, in addition to any other remedies which may be available to Buyer and OPKO, and that the Buyer and OPKO shall be entitled to receive from the breaching parties reimbursement for all attorneys’ fees and expenses incurred in enforcing these provisions. It is the desire and intent of the parties that the provisions of Sections 5.1, 5.2 and 5.3 be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any provisions of Sections 5.1 and 5.2 relating to the time period, scope of activities or geographic area of restrictions is declared by a court of competent jurisdiction to exceed the maximum permissible time period, scope of activities or geographic area, the maximum time period, scope of activities or geographic area, as the case may be, shall be reduced to the maximum which such court deems enforceable. If any provisions of Sections 5.1 and 5.2 other than those described in the preceding sentence are adjudicated to be invalid or unenforceable, the invalid or unenforceable provisions shall be deemed amended (with respect only to the jurisdiction in which such adjudication is made) in such manner as to render them enforceable and to effectuate as nearly as possible the original intentions and agreement of the parties.
     5.4 Investment Intent; Accredited Investor Status; Restrictions on Sale.
          (a) Each Seller represents that it has such knowledge and experience in business or financial matters that it is capable of evaluating the merits and risks of an investment in the Stock Consideration. Each Seller understands and acknowledges that the Stock Consideration has not been registered with the SEC under the Securities Act and that such Seller may not sell, transfer or otherwise dispose of all or any portion of the Stock Consideration except (i) pursuant to an effective registration statement under the Securities Act or (ii) upon receipt by OPKO of an opinion of counsel acceptable to OPKO to the effect that such sale, transfer or disposition is otherwise exempt from registration under the Securities Act.
          (b) Each Seller acknowledges and agrees that, until the expiration of the Lock-up Period, he, she or it will not, without the prior written consent of Buyer, be permitted to sell, pledge, or otherwise dispose of, directly or indirectly, any of the Closing Shares, provided that on the first anniversary of the Closing, the lock-up restriction shall lapse with respect to fifty percent (50%) of the Closing Shares issued to Sellers at Closing.
     5.5 Betalactamic Clean-Up. Sellers and OPKO agree that Buyer shall undertake the cleanup of the betalactamic production area within nine (9) months following Closing (the “Betalactamic Cleanup Period”) provided that Sellers shall be solely responsible for the cost of the clean-up activities.

ARTICLE 6
SURVIVAL; INDEMNIFICATION
     6.1 Investigation. The representations, warranties and covenants set forth in this Agreement, as excepted in the relevant Disclosure Schedules, shall not be affected or diminished in any way by any investigation (or failure to investigate) at any time by or on behalf of the party for whose benefit such representation, warranties and/or covenants were made.
     6.2 Survival of the Representations and Warranties. The representations and warranties and indemnification obligations of Sellers and the Buyer shall survive the Closing Date for a period of two (2) years from the Closing Date; provided, however, that (i) the representations in Section 4.25 and the indemnification obligation in Section 6.4(a)(viii) relating to registration of the Exakta marks shall survive for a period of three years; (ii) the representations and warranties set forth in Sections 4.4, 4.11, 4.15, 4.17, 4.18, 4.24, 4.26, 4.30, and 4.31, and the indemnification obligations of Sellers set forth in Sections 6.4(a)(iv), (v), and (vi) shall survive for a period of five years; and (iii) the representations and warranties set forth in Sections 4.6, 4.7, 4.8, 4.16, and 4.20 and the indemnification obligations of Seller set forth in Sections 6.4(a) (ii), (iii), and (ix) shall survive the Closing Date until the expiration of the period specified in the applicable statute of limitations.
     6.3 General Release. Except as otherwise provided for herein, as additional consideration for the sale of the Company Capital Stock pursuant to this Agreement, each of the Sellers hereby unconditionally and irrevocably releases and forever discharges, effective as of the Closing Date, each of the Company and its officers, directors, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown, relating to the Company which ever existed, now exist, or may hereafter exist, by reason of any tort, breach of contract, violation of law or other act or failure to act which shall have occurred at or prior to the Closing Date, or in relation to any other liabilities of the Company to Sellers.
     6.4 Indemnification.
          (a) Indemnification by Sellers. Sellers agree, jointly and severally, to defend, indemnify and hold harmless Buyer, OPKO, their Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:
               (i) (A) any and all actions, suits, proceedings, demands, liabilities, damages, claims, deficiencies, fines, penalties, interest, assessments, judgments, losses, Taxes, costs and expenses, including, without limitation, reasonable fees and disbursements of counsel (collectively, the “Indemnified Losses”) arising from or in connection with any breach or violation of any of the representations and warranties contained in this Agreement or (B) any and all Indemnified Losses arising from or in connection with any breach or violation of the covenants or agreements of any of the Sellers or the Company contained in this Agreement;
               (ii) any and all Indemnified Losses for Taxes attributable to all Tax years or portions thereof ending on or prior to the Closing Date imposed on the Company, as well as deferred taxes in connection with the operation of the business prior to Closing, all of which shall remain the sole responsibility of Sellers;

               (iii) any and all Taxes related to or arising from the sale and transfer of shares contemplated hereby by reason of any Liability of the Company or its shareholders for such Taxes as assessed by any taxing authority against Seller(s), and/or the Company either before or after the Closing Date;
               (iv) any and all Indemnified Losses for failure to comply prior to the Closing Date with the terms of any Laws relating to employees or employment practices or social security;
               (v) any and all Indemnified Losses related to or arising from the termination of employment prior to or following the Closing Date of any employees of the Company listed on Schedule 6.4(a)(v);
               (vi) any and all Indemnified Losses related to or arising from any products delivered by the Company prior to the Closing Date, including without limitation, Indemnified Losses for product recalls, product defects, warranty claims, personal injury or death;
               (vii) any failure by the Company to obtain the product registrations set forth on Schedule 4.24 within nine months of Closing, which shall be indemnified in the amount as set forth on Schedule 4.24 as provided for in Section 4.24(b) above;
               (viii) the failure by the Company to obtain registration of the three “Exakta” marks within thirty six months of Closing, which shall be indemnifiable in the amounts provided for in Section 4.25(a);
               (ix) any and all Indemnified Losses (A) related to or arising from a violation of any applicable Environmental Law, with respect to any property owned, controlled or utilized by the Company or its Affiliates, prior to the Closing Date;
               (x) any and all Indemnified Losses not reserved for on the Closing Financial Statements related to the business or operations of the Company prior to the Closing Date; and
               (xi) any and all Accounts Receivable outstanding as of Closing, which are not collected by the Company as provided for in Article 4.29 above.
          (b) Indemnification by Buyer. Buyer agrees to defend, indemnify and hold harmless Sellers and their Affiliates and their respective directors, officers, employees and agents from, against and in respect of, the full amount of:
               (i) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the representations or warranties of the Buyer contained in this Agreement; and
               (ii) any and all Indemnified Losses arising from or in connection with any breach or violation of any of the covenants or agreements of Buyer contained in this Agreement.

          (c) Indemnification Procedure as to Third Party Claims.
               (i) Promptly after any party seeking indemnification under this Agreement (the “Indemnified Party”) obtains knowledge of the commencement of any third party claim, action, suit or proceeding or of the occurrence of any event or the existence of any state of facts which may become the basis of a third party claim (any such claim, action, suit or proceeding or event or state of facts being hereinafter referred to in this Section 6.4 as a “Claim”), in respect of which an Indemnified Party is entitled to indemnification under this Agreement, such Indemnified Party shall promptly notify the party against whom indemnity is sought (the “Indemnifying Party”) of such Claim in writing; provided, however, that any failure to give notice (A) will not waive any rights of the Indemnified Party except to the extent that the rights of the Indemnifying Party are actually prejudiced thereby and (B) will not relieve the Indemnifying Party of its obligations as hereinafter provided in this Section 6.4 after such notice is given. With respect to any Claim as to which such notice is given by the Indemnified Party to the Indemnifying Party, the Indemnifying Party will, assume the defense or otherwise settle such Claim with counsel reasonably satisfactory to the Indemnified Party and experienced in the conduct of Claims of that nature at the Indemnifying Party’s sole risk and expense, provided, however, that the Indemnified Party (1) shall be permitted to join the defense and settlement of such Claim and to employ counsel reasonably satisfactory to the Indemnifying Party, and at the Indemnified Party’s own expense, (2) shall cooperate fully with the Indemnifying Party in the defense and any settlement of such Claim in any manner reasonably requested by the Indemnifying Party; and (3) shall not compromise or settle any such Claim without the prior written approval of the Indemnifying Party;
               (ii) If (A) the Indemnifying Party fails to assume the defense of such Claim or, having assumed the defense and settlement of such Claim, fails reasonably to contest such Claim in good faith, or (B) the remedy sought by the claimant with respect to such Claim is not solely for money damages, the Indemnified Party, without waiving its right to indemnification, may, but is not required to, assume the defense and settlement of such Claim, provided, however, that (1) the Indemnifying Party shall be permitted to join in the defense and settlement of such Claim and to employ counsel at its own expense, (2) the Indemnifying Party shall cooperate with the Indemnified Party in the defense and settlement of such Claim in any manner reasonably requested by the Indemnified Party, and (3) the Indemnified Party shall not settle such Claim without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.
               (iii) As used in this Section 6.4, the term Indemnified Party shall be deemed to include the plural thereof where the rights or obligations of more than one Indemnified Party may be involved.
          (d) Release of Escrow. Buyer and each of the Sellers acknowledge and agree that Escrow Fund shall be the first remedy for indemnification against Sellers but it shall not be considered as the only remedy for Buyer, and Buyer shall have all remedies available to it at law. The Parties agree that any amount due to the Buyer or OPKO in relation to the Sellers’ indemnity obligations set out in Section 6.4 shall be paid to the Buyer or OPKO within thirty (30) days after (a) the Buyer’s and Sellers’ relevant joint written request to the Escrow Agent or (b) Escrow Agent’s receipt of an enforceable judgment issued by a court of competent jurisdiction, or an arbitration award, directing the release of Escrow Shares, by releasing the number of the Escrow Shares out of the Escrow Fund that are equal to the dollar amount of the indemnifiable claim divided by the price per share of OPKO Common Stock, which shall be valued at the lower of (i) the Average Closing Price, or (ii) the average closing price of OPKO Common Stock on the NYSE for the five trading days preceding the date of release of the Escrow Shares by the Escrow Agent.

     6.5 Limitations on Liabilities.
          (a) Notwithstanding anything to the contrary contained herein, except for subsection (c) below, in no event shall the aggregate sums payable by the Sellers under Section 6.4(a)(i) (other than sums payable as a result of breaches of the representations and warranties set forth in Sections 4.7, 4.8, 4.16 and 4.20) and indemnification obligations under Section 6.4(a)(ii) through (iii), and (ix) exceed the Purchase Price.
          (b) Notwithstanding anything to the contrary contained herein, except for subsection (c) below, neither party shall be obligated to indemnify and hold harmless the other under Section 6.4 for breaches of representations and warranties unless and until all Indemnified Losses in respect of which such party is obligated to provide indemnification exceed Ten Thousand United States Dollars (US$10,000) (the “Basket Amount”) following which (subject to the provisions of this Section 6.5) such party shall be obligated to indemnify and hold harmless, the other party for all such Indemnified Losses (not merely the amount by which the Indemnified Losses exceed the Basket Amount) provided, however, for purposes of determining if the Basket Amount has been exceeded, or whether a Liability occurred or the amount of the Liability resulting from a breach of representation or warranty, all representations and warranties in this Agreement shall be read without giving effect to any materiality qualifier included the.
          (c) Notwithstanding anything to the contrary set forth herein, none of the limitations on indemnification set forth in this Section 6.5 shall apply to matters relating to intentional or fraudulent breaches, violations or misrepresentations.
          (d) For purposes of this Section 6.5 only, the “Purchase Price” shall be equal to Four Million United States Dollars (US$4,000,000).
ARTICLE 7
INTERIM COVENANTS
     7.1 Interim Operations of the Company.
          (a) The Company and each of the Sellers covenants and agrees that, from the date hereof until the Closing Date the Company shall operate the business in accordance with its ordinary course and past practice. In addition during the period commencing on the date hereof and until the Closing Date, each of the Company and the Sellers shall, except to the extent the Buyer specifically gives its prior written consent to the contrary:
               (i) use its best efforts to preserve intact its business organization and the goodwill of its customers, suppliers and others having business relations with it;
               (ii) use its best efforts to keep available to Buyer the services of the Company’s officers, employees and agents, except those employees listed on Schedule 6.4(a)(v) hereto;
               (iii) promptly furnish to Buyer a copy of any correspondence received from or delivered to any governmental authority;

               (iv) maintain and keep its properties and assets in the same repair and condition as they were on the date of this Agreement;
               (v) continue and maintain the approval process in the ordinary course of business with respect to the Company Products and product registrations and any products being developed by the Company; and
               (vi) continuously maintain insurance coverage substantially equivalent to the insurance coverage in existence on the date of this Agreement.
          (b) Additionally, during the period from the date of this Agreement to the Closing Date, except with the prior written consent of Buyer, the Company shall not and the Sellers shall not permit the Company to, directly or indirectly,
               (i) amend or otherwise change the Company’s Organizational Documents;
               (ii) issue, sell or authorize for issuance or sale, shares of any class of its securities (including, but not limited to, by way of stock split or dividend) or any subscriptions, options, warrants, rights or convertible securities, or enter into any agreements or commitments of any character obligating it to issue or sell any such securities;
               (iii) redeem, purchase or otherwise acquire directly or indirectly any shares of its capital stock or any option, warrant or other right to purchase or acquire any such shares;
               (iv) declare or pay any dividend or other distribution;
               (v) sell, transfer, surrender, abandon or dispose of any of its assets or property rights (tangible or intangible), except for sales or dispositions of inventory in the ordinary course of business consistent with past practice;
               (vi) (A) grant, make or subject itself or any of its assets or properties to any Lien, or (B) grant or make any Lien on any properties or assets which are being transferred out of the Company;
               (vii) create, incur or assume any liability or indebtedness in excess of US$10,000;
               (viii) enter into, amend or terminate any Company Contract with an annual value of at least $10,000 or for a longer period than three months;
               (ix) commit to make any capital expenditures, which would be payable by the Company after the Closing Date;
               (x) grant any guaranty other than bonds under government procurement procedures;

               (xi) waive, release, assign, settle or compromise any material claim or litigation;
               (xii) except as required by Law, increase the compensation payable or to become payable to employees or grant any rights to severance or termination pay to, or enter into any employment or severance agreement with any employee or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any employee;
               (xiii) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any interest in any corporation, partnership, other business organization, Person or any division thereof or any assets;
               (xiv) alter the manner of keeping its books, accounts or records, or change in any manner the accounting practices therein reflected;
               (xv) make any Tax election or settle or compromise any material federal, state or local or federal income Tax Liability;
               (xvi) change its accounting practices, methods or assumptions or write down any of its assets;
               (xvii) notify the Buyer if any party has accelerated, terminated, modified or canceled any Company Contract;
               (xviii) grant any license or sublicense of any right under or with respect to any Intellectual Property or disclose any proprietary or confidential information to any third party;
               (xix) take or omit to take any action which would render any of the Company’s or any of the Sellers’ representations or warranties untrue or misleading, or which would be a breach of any of the Company’s or Sellers’ covenants;
               (xx) take any action which could have a Material Adverse Effect; or
               (xxi) agree, whether in writing or otherwise, to do any of the foregoing.
     7.2 Maintenance of Personnel. During the period from the date of this Agreement to the Closing Date, the Company and Sellers agree to cooperate and provide adequate personnel to permit the conduct of the activity contemplated in Section 7.1(a)(i).
     7.3 Consent of Governmental Authorities and Others. Each of Buyer, on the one hand, and the Company and the Sellers, on the other, agree to file, submit or request (or cause to be filed, submitted or requested) promptly after the date of this Agreement and to prosecute diligently any and all (a) applications or notices required to be filed or submitted to any governmental or regulatory authorities, and (b) in the case of the Company, requests for consents and approvals of Persons required to be obtained in connection with the transactions contemplated by this Agreement. Each of Buyer, on the one hand, and the Company and the Sellers on the other, shall promptly make available to the other or to a relevant governmental authority, as the case may be, such information as each of them may reasonably request relative to its business, assets and property as may be required by each of them to prepare and file or submit such applications and notices and any additional information requested by any governmental authority, and shall update by amendment or supplement any such information given in writing. Each of Buyer on the one hand and the Company and the Sellers on the other, represent and warrant to the other that such information, as amended or supplemented, shall be true and not misleading.

     7.4 Due Diligence Review. Neither the due diligence investigation made by Buyer in connection with the transactions contemplated hereby nor information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement. Buyer’s failure or decision not to conduct any such due diligence review shall not affect any representation or warranty of the Company or the Sellers under this Agreement.
     7.5 Exclusivity. Except for the transactions contemplated by the Transaction Documents, unless and until this Agreement shall have been terminated, the Sellers will not (and the Sellers will not cause or permit the Company to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, or share exchange), (ii) participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing or enter into any agreement related to any of the foregoing, or (iii) except as required by law, disclose any information not customarily disclosed to any Person concerning the business and properties of the Company, afford to any Person (other than Buyer or its designees) access to the properties, books or records of the Company or otherwise assist or encourage any Person, in connection with any of the foregoing. The Sellers will notify Buyer immediately if any Person makes any indication of interest, proposal, offer, inquiry, or contract with respect to any of the foregoing.
     7.6 Escrow Agreement. At the Closing, each of the Sellers, the Buyer and the Escrow Agent shall execute and deliver the Escrow Agreement in form and substance reasonably acceptable to the parties.
ARTICLE 8
CONDITIONS PRECEDENT; TERMINATION
     8.1 Conditions Precedent to the Obligations of Buyer, OMF and OPKO. The obligations of Buyer and OPKO to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Representations and Warranties True. The representations and warranties of the Sellers and the Company contained in this Agreement, as excepted in the relevant Disclosure Schedules, shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct in all respects) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.
          (b) Covenants Performed. The covenants of the Company and the Sellers contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.

          (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, the impact of which the parties have not been able to resolve to the satisfaction of both parties, each acting in good faith and in a commercially reasonable manner.
          (d) Company’s Certificate. The Company shall have delivered to Buyer a certificate executed by an authorized representative of the Company, on behalf of the Company and of the Sellers, dated the Closing Date, certifying in such detail as Buyer may reasonably request, that the conditions specified in Sections 8.1(a), (b), (c), (e) have been fulfilled.
          (e) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.
          (f) Consents. The Sellers and the Company shall have obtained all authorizations, waivers, consents and approvals of, and made all filings, applications and notices with, Persons which are necessary or advisable to consummate the transactions contemplated by this Agreement, each of which shall have been obtained without the imposition of any adverse term or condition.
          (g) Financial Information. Seller and the Company shall have delivered to Buyer the Financial Statements and the Closing Financials Statements. The Closing Financial Statements shall have been prepared in accordance with Mexican GAAP on a basis consistent with prior periods and delivered on an estimated basis in accordance with U.S. GAAP.
          (h) Escrow Agreement. The Sellers and the Escrow Agent shall have executed and delivered to Buyer the Escrow Agreement in form and substance reasonably acceptable to the Buyer.
          (i) Lease Agreements. The Leases shall have been executed and delivered to the Company.
          (j) Listing of Shares. The Stock Consideration shall have been approved for listing by the NYSE Amex Exchange.
     8.2 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:
          (a) Representations and Warranties True. The representations and warranties of Buyer contained in this Agreement or in any certificate or other document delivered pursuant to this Agreement shall be true and correct in all material respects (except for representations and warranties which are by their terms qualified by materiality, which shall be true and correct to the in all respects) as of the Closing Date with the same force and effect as though made on and as of such date and shall have been true as of the date hereof.

          (b) Covenants Performed. The covenants of the Buyer contained in this Agreement to be performed or complied with on or before the Closing Date shall have been duly performed or complied with.
          (c) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect the impact of which the parties have not been able to resolve to the satisfaction of both parties, each acting in good faith and in a commercially reasonable manner.
          (d) No Litigation. No litigation, arbitration or other proceeding shall be pending or threatened by or before any court, arbitration panel or governmental authority; no law or regulation shall have been enacted after the date of this Agreement; and no judicial or administrative decision shall have been rendered; in each case, which enjoins, prohibits or materially restricts, or seeks to enjoin, prohibit or materially restrict, the consummation of the transactions contemplated by this Agreement.
          (e) Buyer’s Certificate. The Buyer shall have delivered to the Sellers a certificate executed by an authorized officer of the Buyer dated the Closing Date certifying that the conditions specified in Sections 8.2(a), (b), (c) and (d) above have been fulfilled.
          (f) Escrow Agreement. Buyer shall have executed and delivered to Sellers the Escrow Agreement in form and substance reasonably acceptable to the Sellers.
          (g) Lease Agreements. The Company shall have executed and delivered to Sellers the Lease.
          (h) Listing of Shares. The Stock Consideration shall have been approved for listing by the NYSE Amex Exchange.
     8.3 Termination.
          (a) Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing Date only as follows:
               (i) by mutual consent of Sellers and Buyer or if Closing is prohibited by change in law;
               (ii) by Buyer, if there has been a material breach by any of the Sellers at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days or such other time as may be agreed by the parties in writing after written notice of such breach is given by Buyer to the party committing such breach;
               (iii) by Sellers if there has been a material breach by Buyer at any time before the Closing of any representation, warranty, covenant or agreement contained in this Agreement that is not curable or, if curable, is not cured within thirty days after written notice of such breach is given by Sellers to the party committing such breach;

               (iv) by Buyer, on the one hand, or all Sellers, on the other hand, upon notice given to the other if the Closing shall not have taken place on or before March 16, 2010; or
               (v) by Buyer, on the one hand, or all Sellers, on the other hand, upon notice given to the other if any court (i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in ARTICLE 8; provided, however, that the right to terminate this Agreement under this Section 8.3 shall not be available to any party whose failure to comply with Section 7.3 has been the cause of such action or inaction.
          (b) In the event of the termination of this Agreement as provided in Section 8.3(a), this Agreement shall forthwith become wholly void and of no further force and effect (except as set forth in this Section, Sections 5.2, 9.7, 9.10, 9.11, 9.12 and 9.13).
ARTICLE 9
MISCELLANEOUS
     9.1 Notices. Any notice or other communication under this Agreement shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, postage prepaid, or sent by facsimile or prepaid overnight courier to the parties at the addresses set forth below their names on the signature pages of this Agreement (or at such other addresses as shall be specified by the parties by like notice). Such notices and other communications shall be deemed given when actually received or (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery, (b) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise. A copy of any notices delivered to Buyer shall also be sent to OPKO Health, Inc., 4400 Biscayne Boulevard, Miami, Florida 33137, Attn: General Counsel, Fax (305) 575-4140. A copy of any notices delivered to Sellers, or the Company prior to the Closing, shall also be sent to Barrera, Gonzalez Luna y Gonzalez Schmall, S.C., Justo sierra 2847, Col., Vallarta Norte, C.P. 44690, Guadalajara, Jalisco, Mexico. Attention. Santiago Gonzalez Luna, Fax (52) (33) 3616 2675.
     9.2 Entire Agreement. This Agreement, its schedules and exhibits contain every obligation and understanding between the parties relating to the subject matter hereof, and merges all prior discussions, negotiations and agreements, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants, or other understandings, other than as expressly provided or referred to herein or therein.
     9.3 Assignment. This Agreement may not be assigned by any party without the written consent of the other party; provided that Buyer may assign this Agreement to one of the Buyer’s Affiliates, whether such Affiliate currently exists or is formed in the future, so long as such Affiliate of Buyer agrees in writing to be bound by the terms of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives, legal representatives, and permitted assigns.

     9.4 No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.
     9.5 Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived at any time by the party entitled to the benefit thereof, and any term, condition or covenant hereof may be amended by the parties hereto at any time by written agreement. Any such waiver or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a person who, to the extent applicable, has been authorized by its board of directors to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party’s rights under such provisions at any other time or a waiver of such party’s rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.
     9.6 Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.
     9.7 Expenses. Each party agrees to pay, without right of reimbursement from the other party, the costs (hereafter referred to as “Costs”) incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.
     9.8 Headings and References. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of any provisions of this Agreement. References in this Agreement to clauses, subclauses, sections, articles or schedules are references to clauses, subclauses, sections, articles or schedules of this Agreement so numbered.
     9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
     9.10 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay upon demand all reasonable fees and expenses of counsel for the prevailing party.

     9.11 Governing Law. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Florida, without reference to the choice of law principles thereof.
     9.12 Jurisdiction and Venue. All disputes arising out of or in connection with the present Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules. The venue of the arbitration shall be Miami, Florida and the language of the arbitration shall be English. For any dispute which cannot be submitted to arbitration, the Parties irrevocably agree that the state and federal courts located in Miami-Dade County, Florida (the “Court”) shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Agreement. The parties irrevocably waive, to the fullest extent permitted by law, any objection to jurisdiction which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, or any judgment entered by any court in respect hereof brought in the State of Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Florida has been brought in an inconvenient forum.
     9.13 Publicity. The parties shall agree to the content of any press release or other public announcement concerning this Agreement or the transactions contemplated hereby before issuing the same. Nothing contained herein shall prevent OPKO from at any time furnishing any information to any governmental authority which it is by law or otherwise so obligated to disclose or from making any disclosure which its counsel deems necessary or advisable in order to fulfill such party’s disclosure obligations under applicable law or the rules of the any stock exchange to which the party is subject.
(Signatures on following page)

     IN WITNESS WHEREOF, the parties hereto have each executed and delivered this Agreement as of the day and year first above written.

OPKO Health Mexicana S. de R.L. de C.V.
By:
	Name:	Adolfo Garcin de la Cueva
	Title:	Attorney-in-fact

Calle El Carmen no. 651 Fraccionamiento Camino Real, C.P. 45040, Zapopan Jalisco, Mexico Fax: (52-33) 3122 6574

OPKO Manufacturing Facilities S. de R.L. de C.V.
By:
	Name:	Adolfo Garcin de la Cueva
	Title:	Attorney-in-fact

Calle El Carmen no. 651 Fraccionamiento Camino Real, C.P. 45040, Zapopan Jalisco, Mexico Fax: (52-33) 3122-6574

OPKO Health, Inc.
By:
Name:
Title:

4400 Biscayne Boulevard Miami, Florida

Sellers: IGNACIO LEVY GARCÍA
By:
	Name:	Ignacio Levy García

Fax:

JOSÉ DE JESUS LEVY GARCÍA
By:
	Name:	José de Jesus Levy García

Fax:

Company: PHARMACOS EXAKTA, S.A. DE C.V.
By:
	Name:	Ignacio Levy Garcia
	Title:	Sole Administrator and attorney-in-fact

Av. Niño Obrero No. 651C.P. 45040 Zapopan Jalisco Mexico Fax: